Exhibit 99(a)


                                    PARTNERS
                                LITIGIOUS ATTACK


Somerset, N.J., April 19, 2005 - Ronson Corporation (NASDAQ SmallCap RONC). Louis V. Aronson II, President of Ronson Corporation, responded today to the Press Release issued late last week by Warren Lichtenstein reporting on the lawsuit (which Ronson had not seen at the time of the Press Release) filed by Steel Partners II, L.P. Mr. Aronson described Steel Partners' lawsuit as "a thinly veiled effort to accomplish by innuendo and endless repetition the relief that it has not obtained from any court. The thoughts and proposals of Steel Partners over many years have been overwhelmingly refuted by the shareholders of Ronson."

"We will respond directly to the lawsuit on its merits in due course", said Mr. Aronson. "We believe that it will be found to be without merit and nothing more than another example of Mr. Lichtenstein's outrageous efforts to gobble up Ronson Corporation as he has done in other instances with other corporations".

"Aside from the attacks on me," Mr. Aronson continued, "which I can readily defend and will do so, Mr. Lichtenstein attempts to embroil a wide group of outstanding and independent persons of unquestioned integrity into the mix, ranging from attacks upon their association with Ronson to assaults upon some of them (including myself) based upon the fact that we are vigorous and active human beings notwithstanding our age. Suffice it to say that I will not retaliate in kind by alluding to Mr. Lichtenstein's age (39) but rather suggest that this young man has a lot to learn about life and about humility."

"With respect to my age, I leave it to others to comment on the degree of attention and vigor that I give to my work and I resent and reject the clear implication by Mr. Lichtenstein that my age in any way limits my ability to properly run Ronson," Mr. Aronson continued. "As one of our independent directors spontaneously indicated under oath during cross-examination in another recent case related to Steel Partners":


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          "You can either praise or criticize Mr. Aronson, but I don't think you can call his strength and vigor incredulous. I would submit to you, I don't know you as well as I know myself, that *** his energy far surpasses us so that to make a decision based on his age alone would not be a fair analysis in this matter. He's certainly probably unusual for what we might think of people that age but you have to look at him personally and his energy factor is just enormous *** the man is a seven-day a week worker. If there's a criticism of him, perhaps it's that he works too much".

"The notion that I have somehow surreptitiously and illegally used hand-picked people to gain control of Ronson is absurd", said Mr. Aronson. "Many of the directors have been with the Company for a long time and have been repeatedly elected by the shareholders. Others are new, but they were selected as independent contributors to the Company's governance. To suggest that they would act against the best interests of the shareholders just to do my bidding is insulting".

Mr. Aronson concluded that, "Mr. Lichtenstein's modus operandi is to litigate in the press. Our intention is to deal with his claims where they belong - - in the courthouse - - and that is what we shall do".




COMPANY CONTACT:
Daryl K. Holcomb
732-469-8300